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                                  EXHIBIT 23.2
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Politics.com, Inc. 2000 Non-Qualified Stock Option Plan of our report dated March 30, 2000 with respect to the consolidated balance sheet as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the period March 23, 1999 (inception) to December 31, 1999 of Politics.com, Inc. (a Delaware corporation) included in its Annual Report on Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
June 14, 2000